UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2013

MeetMe, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33105	86-0879433
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Union Square Drive New Hope, Pennsylvania	18938
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 862-1162

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 19, 2013, MeetMe, Inc. (the “Company”) entered into a 2014 Supplement to Securities Purchase Agreement with Mexicans & Americans Trading Together, Inc. (“Investor”) (the “Supplement”) supplementing the terms of the Securities Purchase Agreement by and between the Company’s predecessor, Quepasa Corporation and Investor dated as of October 17, 2006 (the “Original Agreement”).

The Supplement will be effective as of December 19, 2013 and will remain in effect until the date of the Company’s first annual meeting held after July 31, 2014 (the “Designated Next Annual Meeting”) (the “Supplemental Period”).

During the Supplemental Period, the Company will fix the size of the Board at seven directors. Except as otherwise agreed to by a majority of the Specified Directors, effective at the Designated Next Annual Meeting, the size of the Board shall be reduced to six directors. “Specified Directors” means directors of the Company who are not the Investor Designee (as defined in the Original Agreement), the Supplemental Period Designee (as defined below), or persons who served on the board of directors of Quepasa Corporation.

During the Supplemental Period, the Company will appoint to the Board one person designated by Investor whom Investor reasonably believes is experienced in the Internet social networking industry and who has not previously served on the Board (the “Supplemental Period Designee”). The Supplemental Period Designee shall be in addition to the Investor Designee, who is currently Mr. Alonso Ancira. The Company shall enter into an indemnification agreement with the Supplemental Period Designee on substantially the same terms as set forth in the Company’s standard form of director indemnification agreement.

If the Supplemental Period Designee desires to continue to serve on the Board following the Designated Next Annual Meeting, Investor agrees to designate the Supplemental Period Designee as the Investor Designee for election at the Designated Next Annual Meeting. If the Supplemental Period Designee does not desire to continue to serve on the Board following the Designated Next Annual Meeting, Investor will designate a person other than Mr. Alonso Ancira as the Investor Designee.

Investor shall instruct the Investor Designee and the Supplemental Period Designee: (i) in connection with the Board’s determination of whom to nominate to stand for election to the Board at the Designated Next Annual Meeting, to vote against the inclusion of more than three persons who are not Specified Directors on the Company’s slate of nominees; and (ii) in connection with the scheduling of the Company’s 2014 annual meeting of stockholders, to only vote in favor of the selection of a meeting date in August 2014 except as otherwise consented to by a majority of the Specified Directors; provided, however, that the parties acknowledge and agree that Investor’s instructions pursuant to this paragraph shall not obligate any director of the Company to take any action in breach of his or her fiduciary duties to the Company.

At the Designated Next Annual Meeting, Investor will vote its shares of capital stock in favor of no more than three persons who are not Specified Directors.

The Supplement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the Supplement is qualified in its entirety by reference to the full text of the Supplement.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Lars Batista notified the Company of his resignation from the Board of Directors of the Company (the “Board”), effective December 19, 2013, and has declined to stand for election at the 2013 Annual Meeting of the Stockholders of the Company (the “2013 Annual Meeting”).

Malcolm Jozoff notified the Company of his resignation from the Board, effective December 19, 2013, and has declined to stand for election at the 2013 Annual Meeting.

Item 8.01 Other Events.

As a result of the foregoing, Messrs. Batista and Jozoff will not stand for election at the 2013 Annual Meeting to be held on December 20, 2013, and the remaining six directors named in the proxy statement will be the only nominees submitted for election at such 2013 Annual Meeting.

On December 19, 2013, the Board approved August 11, 2014 as the date of its 2014 Annual Meeting of Stockholders.

Item 9.01 Financial Statements and Exhibits.

(d)      Exhibits

Exhibit No.     Description

10.1    2014 Supplement to Securities Purchase Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEETME, INC.

Date: December 20, 2013	By:	/s/ Geoffrey Cook
	Name:	Geoffrey Cook
	Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	2014 Supplement to Securities Purchase Agreement.